Exhibit 99.1
CONTACTS: Birmingham Bloomfield Bancshares — Robert E. Farr (248) 283-6430 or
Marcotte Financial Relations — Mike Marcotte (248) 656-3873
Birmingham Bloomfield Bancshares, Inc. Receives
Preliminary Approval for $1.6 Million in TARP Funds
BIRMINGHAM, Mich., March 18, 2009 — Birmingham Bloomfield Bancshares, Inc. (OTC BULLETIN BOARD:BBBI), the holding company for Bank of Birmingham, today announced that it has received preliminary approval from the U.S. Department of the Treasury for approximately $1.635 million under the Treasury’s TARP Capital Purchase Program. The preliminary approval is subject to the program’s conditions and the execution of a definitive agreement and is expected to be finalized in April.
The purpose of the Treasury’s $250 billion Capital Purchase Program is to bolster confidence in the financial system, increase the flow of financing to businesses and consumers, assist delinquent mortgage borrowers, and support the United States’ economy. Participation in this program is voluntary. The U.S. Treasury Department has stated that it would only buy preferred stock from banks and thrifts considered to be healthy. The plan is part of a coordinated strategy with the Federal Reserve and financial service regulators to try to limit the impact of the current economic turmoil on individuals, businesses and state and local governments.
“We have been very prudent lenders. As a result Bank of Birmingham has a strong balance sheet. This is underscored by our ‘well capitalized’ rating by regulators and our favorable Tier 1 Capital Ratio of 12.82%. The injection of TARP funds will both strengthen our balance sheet and enable us to prudently increase lending. One especially important commercial-lending area for us is the area’s small and medium companies, which have been virtually squeezed out of the credit markets. We are optimistic about 2009 and our prospects for continued growth.” Robert E. Farr, President and CEO, said.
Mr. Farr noted that at December 31, 2008, total assets stood at $67,298,536, loans outstanding were $56,840,675, and deposits were $57,748,035. These compare favorably with total assets of $47,259,890, loans outstanding of $37,106,976, and deposits of $36,262,348 at the close of 2007.
Birmingham Bloomfield Bancshares, Inc. is the holding company for Bank of Birmingham, an FDIC-insured, full service, state-chartered bank with offices in Birmingham, and Bloomfield Township, Mich. Bank of Birmingham serves the Oakland County communities of Birmingham, Franklin, Beverly Hills, and Bingham Farms.
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Birmingham Bloomfield Bancshares, Inc.
TARP Approval

Safe Harbor. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such differences include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior, including their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.
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